Legg Mason Partners Small Cap Core Fund Inc.


Results of a Special Meeting of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Director's (the "Board Members").
The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) elect Board Members,
(2) Agreement and Plan Reorganization, and
(3) Revise Fundamental Investment Policies.

Proposal 1: Election of Board Members

Item Voted On
Votes For	Authority Withheld	 Abstentions

Nominees:
Paul R. Ades		 11,107,965.033  4,979,270.350 	0.000
Andrew L. Breech	 11,102,627.425  503,264.958 	0.000
Dwight B. Crane	 	 11,107,270.078 498,622.305 	0.000
Robert M. Frayn, Jr.	 11,107,651.673 498,240.710 	0.000
Frank G. Hubbard	 11,107,872.188 498,020.195 	0.000
Howard J. Johnson	 11,100,317.225 505,575.158 	0.000
David E. Maryatt	 11,114,825.041 491,067.342 	0.000
Jerome H. Miller	 11,095,767.417 510,124.966 	0.000
Ken Miller		 11,107,872.188 498,020.195 	0.000
John J. Murphy	 	 11,107,177.233 498,715.150 	0.000
Thomas F. Schlafly	 11,107,270.078 498,622.305 	0.000
Jerry A. Viscione	 11,101,942.234 503,950.149 	0.000
R. Jay Gerken, CFA	 11,113,826.489 492,065.894 	0.000

 Board Members are elected by the shareholders of all of the series of the Company of which the Fund is a series.


Proposal 2: Agreement and Plan Reorganization


Item Voted On
Agreement and Plan
Reorganization
Votes For	     Votes Against  Abstentions  Non-Votes
  10,814,438.053  266,509.324   382,347.006  142,598.000

Proposal 2: Revise Fundamental Investment Policies.
					Broker
Items Voted On	 Votes For Votes AgainstAbstentions Non-Votes

Borrowing Money	10,724,187.860	349,284.968 389,821.555	142,598
Underwriting	10,746,885.164	316,477.594 399,931.625	142,598
Lending		10,712,781.897	370,950.055 379,562.431	142,598
Iss Snr Secs 	10,717,068.626	350,752.656 395,473.101	142,598
Real Estate	10,759,413.718	310,711.116 393,169.549	142,598
Commodities	10,735,903.782	346,016.928 381,373.673	142,598
Concentration	10,725,769.345	357,482.304 380,042.734	142,598
Diversification	10,699,632.819	317,569.975 392,091.589	142,598
Fundamental to 	10,659,190.872	102,072.742 402,030.769	142,598
Non-Fundamental